UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2011

H & H IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-53539 (Commission File Number) Identification No.	80-0149096 (IRS Employer

14044 Icot Boulevard

Clearwater, Florida 33768

(Address of principal executive offices) (Zip Code)

727.288.2739

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 27, 2011, the Company entered into a Binding Letter Agreement (the “Agreement”) with Seen on TV, LLC  a Nevada limited liability company (“SOTV”) and Ms. Mary Beth Fasons, its president (“Seller”), to acquire certain intangible assets including domain names, associated intellectual property, trademarks, trade names, a phone number and related ancillary assets (collectively, the “Property”). It is the intent of the parties to the Agreement to enter into definitive acquisition agreements within thirty (30) days of the effective date of the Agreement. The parties agreed that the Agreement shall be binding on the parties regardless of whether the definitive agreements are executed.

The Agreement provides that the Company will obtain ownership of the Property upon Seller receiving total consideration of $5,000,000. The Agreement provides for the Company to issue the Seller 5,000,000 shares of restricted common stock and an initial cash payment of $25,000. In addition the Company will grant warrants to purchase up to 1,000,000 shares of common stock, exercisable at $0.35 per share, exercisable for five (5) years from date of issuance. Full payment of the purchase price shall be deemed to have been received when the Seller has realized $5,000,000 from any combination of cash or proceeds from the sale of common stock issued under the Agreement. Further, the Company has agreed to make five monthly payments of $5,000, commencing July 1, 2011 and make a $10,000 per year contribution to a designated charitable organization for a five year period. The seller has also granted “piggy-bank” registration rights with respect to the Company’s securities issued.

A copy of the Agreement is incorporated herein by reference and is filed as an Exhibit to this Form 8-K. The description of the transactions contemplated by the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 9.01.

Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Binding Letter Agreement dated May 27, 2011

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

H & H IMPORTS, INC.

By:	/s/ Steve Rogai
Steve Rogai
President

Date: May 31, 2011